EXHIBIT 21.1

SUBSIDIARIES OF PROPHASE LABS, INC.

	State or other
	Jurisdiction of	Ownership
Subsidiaries	Incorporation	Percentage

Pharmaloz Manufacturing Inc.	Delaware	100%
Phusion Labs Manufacturing, Inc.	Delaware	100%
ProPhase Digital Media, Inc.	Delaware	100%
ProPhase Diagnostics, Inc.	Delaware	100%
ProPhase Diagnostics NJ, Inc.	New York	100%
ProPhase Diagnostics NY, Inc.	Delaware	100%
Quigley Pharma Inc.	Delaware	100%
TK Supplements, Inc.	Delaware	100%

The above subsidiaries are included in the consolidated financial statements for the year ended December 31, 2020.